UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15


      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
               12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                            Commission File Number: 33-0166914


                              MOA Hospitality, Inc.
             (Exact name of registrant as specified in its charter)

     701 Lee Street, Suite 1000, Des Plaines, Illinois 60016 (847) 803-1200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                12% Senior Subordinated Notes, due 2004, Series B
            (Title of each class of securities covered by this Form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i) |_|                    Rule 12h-3(b)(1)(i) |X|
   Rule 12g-4(a)(1)(ii)|_|                    Rule 12h-3(b)(1)(ii)|_|
   Rule 12g-4(a)(2)(i) |_|                    Rule 12h-3(b)(2)(i) |_|
   Rule 12g-4(a)(2)(ii)|_|                    Rule 12h-3(b)(2)(ii)|_|
                                              Rule 15d-6----------|_|

Approximate number of holders of record as of the certification or
notice date:         60
            ------------

Pursuant to the requirements of the Securities Exchange Act of 1934 MOA Hospitality, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 11, 2003                 By: /s/ Kurt M. Mueller
      -----------------                 -------------------------------------
                                        Kurt M. Mueller
                                        President and Chief Financial Officer